February 12, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7010

RE:	Bullfrog Gold Corp.
Registration Statement on Form S- File No. 333-184071

Ladies and Gentlemen:

We have acted as counsel for Bullfrog Gold Corp., a Delaware corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 (the “Registration Statement”) of (i) shares of the Company’s common stock, $.0001 par value per share (the “Shares”), in an offering, including shares of common stock underlying a common stock purchase warrant to  be issued with the Shares (the “Warrants”) as units in certain private placements conducted by the Company as described in the Registration Statement (the “Units”), (ii) the Warrants, (iii) shares issuable upon the conversion of the Company’s Series A Convertible Preferred Stock that was issued to certain investors in lieu of the Shares as part of the Units (the “Series A Preferred Shares”) and (iv) shares issuable upon the conversion of the Company’s Series B Convertible Preferred Stock that was issued to certain investors in lieu of the Shares as part of the Units (the “Series B Preferred Shares,” and together with the Series A Preferred Shares, collectively, the “Preferred Shares”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Warrants, the Preferred Shares, the certificate of incorporation and all amendments thereto of the Company, the certificate of designations with respect to the Preferred Shares and all certificates of correction thereto of the Company, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based on our review mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement on Form S-1 are duly authorized and (a) with respect to the Shares of common stock and/or shares of Preferred Stock, and Warrants issued therewith as Units, legally and validly issued, fully paid and non-assessable, and (b) with respect to shares of common stock issuable upon the conversion of the Preferred Shares or upon the exercise of the Warrants , will be, when issued in the manner described in the Registration Statement on Form S-1, legally and validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares, the Warrants or the Preferred Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP